EXHIBIT 10 (b)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of the 25th day of August, 2010 by and between Standex International Corporation, a Delaware corporation with executive offices located at 11 Keewaydin Drive, Salem, New Hampshire 03079 (the “Employer”) and, John Abbott, an individual residing at 3655 Weston Lane, Plymouth, Minnesota 55446, (the “Employee”).

1.

Employment; Term.  Employer and Employee agree that this Amended and Restated Employment Agreement (the “Agreement”) shall replace and supersede the Employment Agreement made and entered into as of the 11th day of December, 2006, and shall be controlling with respect to all terms and conditions of the employment relationship between the Employer and the Employee.

(a)

Employer hereby agrees to continue to employ Employee, and Employee hereby agrees to serve Employer on a full-time basis as Group Vice President (or such other designated title as may be assigned from time to time by the Employer) of the Standex Food Service Group, a group of subsidiaries and unincorporated divisions of Employer, subject to the direction and control of the President/Chief Executive Officer of the Employer, through June 30, 2011 (the “Term”).  Thereafter the Agreement shall automatically renew for successive one (1) year terms commencing on July 1st of each year and ending on June 30th of the next succeeding year (the “Renewal Term”) unless otherwise terminated pursuant to Section 1(b) of this Agreement.

(b)

Subject to the provisions for termination otherwise included in Section 5 herein, either the Employer or the Employee shall have the right to terminate this Agreement by giving the other party thirty (30) days advance written notice (the “Notice Period”), at any time during the Term or any Renewal Term, stating his/its intention to terminate the Agreement.  Such termination will be effective at the end of the Notice Period.  In the event of notice of termination by the Employer, the provisions of Section 6 shall apply.

2.

Best Efforts.  Employee agrees, as long as this Agreement is in effect, to devote his same best efforts, time and attention to the business of Employer, and to the performance of such executive, managerial and supervisory duties as may be required of him during the term of this Agreement.

3.

Non-Compete.  Except as set forth in the third paragraph of this Section 3, Employee shall not, while this Agreement is in effect, engage in, or be interested in, in an active capacity, any business other than that of the Employer or any affiliate, associate or subsidiary corporation of Employer.  It is the express intent of the Employer and Employee that: (i) the covenants and affirmative obligations of this Section be binding obligations to be enforced to the fullest extent permitted by law; (ii) in the event of any determination of unenforceability of the scope of any covenant or obligation, its limitation which a court of competent jurisdiction deems fair and reasonable, shall be the sole basis for relief from the full enforcement thereof; and (iii) in no event shall the covenants or obligations in this Section be deemed wholly unenforceable.

In addition, except as set forth in the third paragraph of this Section 3, Employee shall not, for a period of one (1) year after termination of employment (whether such termination is by reason of the expiration of this Agreement or for any other reason), within the United States, directly or indirectly, control, manage, operate, join or participate in the control, management or operation of any business which directly or indirectly competes with any business of the Standex Food Service Group of divisions, subsidiaries or affiliates of the Employer (the “Food Service Group”) at the time of such termination.  The Employee shall not during the term of this non-competition provision contact any employee of the Food Service Group for the purpose of inducing or otherwise encouraging said employee to leave their employment with the Employer.

No provision contained in this section shall restrict Employee from making investments in other ventures which are not competitive with Employer, or restrict Employee from engaging, during non-business hours, in any other such non-competitive business or restrict Employee from owning less than five (5) percent of the outstanding securities of companies which compete with any present or future business of Employer and which are listed on a national stock exchange or actively traded on the NASDAQ National Market System.

4.

Compensation; Fringe Benefits.  Employer agrees to compensate the Employee for his services during the period of his employment hereunder at a minimum base salary of Three Hundred Fifteen Thousand Dollars ($315,000) per annum, payable semi-monthly.  Employee shall be entitled to receive such increases in this minimum base salary, as the Compensation Committee of the Board of Directors of Employer shall, in their sole discretion determine.

Employee shall also be entitled to participate in the Standex Long Term Incentive Program, the Standex Annual Incentive Program, and such other incentive, welfare and retirement benefit plans as are made available, from time to time to senior divisional management employees of the Employer, including those described in a letter to the Employee, dated November 27, 2006, offering employment.

5.

Termination.  In addition to the provisions concerning notice of termination in the second paragraph of Section 1, this Agreement shall terminate upon the following events:

(a)

Death:  Employee’s employment shall terminate upon his death, and all liability of Employer shall thereupon cease except for compensation for past services remaining unpaid and for any benefits due to Employee’s estate or others under the terms of any benefit plan of Employer then in effect in which Employee participated.

(b)

Disability:  In the event that Employee becomes substantially disabled during the term of this Agreement for a period of six consecutive months so that he is unable to perform the services as contemplated herein, then Employer, at its option, may terminate Employee’s employment upon written notification to Employee.  Until such termination option is exercised, Employee will continue to receive his full salary and fringe benefits during any period of illness or other disability, regardless of duration.

(c)

Material Breach:  The commission by Employee of any material breach of the terms of this Agreement by the Employee or Employer, the non-breaching party may cause this Agreement to be terminated on 10 days written notice.  Employer may remove Employee from all duties and authority commencing on the first day of any such notice period, however, payment of compensation and participation in all benefits shall continue through the last day of such notice period.  For purposes of this Agreement, material breach shall be defined as:

(i)

an act or acts of dishonesty on the Employee’s part which are intended to result in his substantial personal enrichment at the expense of the Employer; or

(ii)

the Employee willfully, deliberately and continuously fails to materially and substantially perform his duties hereunder and which result in material injury to the Employer (other than such failure resulting from the Employee’s incapacity due to physical or mental disability) after demand for substantial performance is given by the Employer to the Employee specifically identifying the manner in which the Employer believes the Employee has not materially and substantially performed his duties hereunder.

No action, or failure to act, shall be considered “willful” if it is done by the Employee in good faith and with reasonable belief that his action or omission was in the best interest of the Employer.  Termination pursuant to Section 5(c) above shall not qualify for any severance under Section 6 below.

6.

Severance.  In the event that Employee’s employment is terminated pursuant to Section 1 of this Agreement (exclusive of a termination after a change in control where severance is governed by the provisions contained in Section 14 herein and exclusive of termination pursuant to Section 5), the Employee shall receive one (1) year of severance pay following termination of employment.  Severance will be paid in accordance with normal and customary payroll practices of the Employer.  The aggregate severance will be equal to the Employee’s then current, annual base compensation.

7.

Invention and Trade Secret Agreement.  Employee agrees that the Invention and Trade Secret Agreement which the Employee has previously executed, remains in full force and effect, provided, however, that the non-compete clause of the Invention and Trade Secret Agreement shall be superseded by the non-compete provisions of Section 3 of this Agreement.

8.

Specific Performance.  It is acknowledged by both parties that damages will be an inadequate remedy to Employer in the event that Employee breaches or threatens to breach his commitments under Section 3 or under the Invention and Trade Secret Agreement.  Therefore, it is agreed that Employer may institute and maintain an action or proceeding to compel the specific performance of the promises of Employee contained herein and therein.  Such remedy shall, however, be cumulative, and not exclusive, to any other remedy, which Employer may have.

9.

Third Party Restrictive Covenants.  If at any time during the Term or any Renewal Term of this Agreement the Employer is made aware that the Employee remains obligated under any alleged non-compete restriction from his former employer, and in the event that the Employer receives notice of the threat of the commencement of litigation to enforce such non-compete covenant, then at Employer's sole discretion, Employee may be placed on administrative leave of absence without pay pending his release from his non-compete obligations or receives a final judgment, for which the time period to appeal has expired and no appeal has been taken, in his favor with respect to those restrictive covenants.  In the event that Employer or any of its subsidiaries, affiliates or divisions is named as a party to any such litigation, the Employee agrees to indemnify, defend and hold Employer harmless from claims and demands for damages, indemnity, costs, attorneys' fees, interest, loss or injury of every nature and kind whatsoever arising under any federal, state, or local law, or the common law directly or indirectly arising out of or in connection with any alleged claim by a former employer of a violation of any non-competition restriction.  In the event that Employee cannot promptly obtain a release from such restrictive covenants, Employer shall have the right to terminate this Agreement pursuant to Section 5(c) above.

10.

Entire Agreement; Amendment.  This Agreement supersedes any employment understanding or agreement (except the Invention and Trade Secret Agreement) which may have been previously made by Employer or its respective subsidiaries or affiliates with Employee, and this Agreement, together with the Invention and Trade Secret Agreement, represents all the terms and conditions and the entire agreement between the parties hereto with respect to such employment.  This Agreement may be modified or amended only by a written document signed by Employer and Employee.

11.

Assignment.  This Agreement is personal between Employer and Employee and may not be assigned; provided, however, that Employer shall have the absolute right at any time, or from time to time, to sell or otherwise dispose of its assets or any part thereof, to reconstitute the same into one or more subsidiary corporations or divisions or to merge, consolidate or enter into similar transactions.  In the event of any such assignment, the term “Employer” as used herein shall mean and include such successor corporation.

12.

Governing Law; Binding Nature of Agreement.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, excluding its choice of law provisions.  This Agreement shall be binding upon, and enure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

13.

Survival.  The obligations contained in Sections 3, 6, 7 and 14 herein shall survive the termination of this Agreement.  In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement or which may arise by any event causing the termination of this Agreement.

14.

Change of Control.

(a)

In the event of a change in control of Employer required to be reported under Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934:

(i)

Employer may terminate Employee's employment only upon conclusive evidence of substantial and indisputable intentional personal malfeasance in office such as a conviction for embezzlement of Employer's funds; and

(ii)

Employee may terminate his employment at any time if there is a change in his general area of responsibility, title or place of employment, or if his salary or benefits are lessened or diminished.

(b)

Following a change of control of Employer, any termination of Employee's employment either by Employee pursuant to Section 13(a)(ii) or by Employer under any circumstances other than involving conclusive evidence of substantial and indisputable intentional personal malfeasance in office, then:

(i)

Employee shall be promptly paid a lump sum payment equal to one times his current annual base salary plus one times the higher of the most recent annual bonus paid to him under the Annual Incentive Program or his target bonus amount as of the date immediately prior to the change in control under the Annual Incentive Program;

(ii)

Employee shall become 100% vested in all benefit plans in which he participates including but not limited to the Standex Retirement Savings Plan, the Management Savings Program portion of the Standex Annual Incentive Program and all restricted stock options and performance share units granted under the Standex Long Term Incentive Program and any other stock option plans of the Employer;

(iii)

One year of benefit service shall be added to the years of service credited to Employee under the Standex Retirement Plan;

(iv)

The salary and bonus paid under Section 13(b)(i) shall be deemed the Employee's compensation during such one additional year for purposes of the computation of his pension under the Standex Retirement Plan; and

(v)

All life insurance and medical plan benefits covering the Employee and his dependents shall be continued at the expense of Employer for the one-year period following such termination as if the Employee were still an employee of the Employer.

15.

Notices.  Any notice to be given pursuant to this Agreement shall be sent by certified mail, postage prepaid, or by facsimile (with a copy mailed via first class mail, postage pre-paid) or delivery in person to the parties at the addresses set forth in the preamble to this Agreement or at such other address as either party may from time to time designate in writing.

16.

Covenants Several.  In the event that any covenant of this Agreement shall be determined invalid or unenforceable and the remaining provisions can be given effect, then such remaining provisions shall remain in full force and effect.

17.

Compliance with Section 409A of the Code.  Notwithstanding any other provisions of this Agreement herein to the contrary and to the extent applicable, the Agreement shall be interpreted, construed and administered so as to comply with the provisions of Section 409A of the Code and any related Internal Revenue Service guidance promulgated thereunder.  Employee and Employer acknowledge that it may be necessary to amend the Agreement, within the time period permitted by the applicable Treasury Regulations, to make changes so as to cause payments and benefits under this Agreement not to be considered “deferred compensation” for purposes of Section 409A of the Code, to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, or a combination thereof, so as to avoid the imposition of taxes and penalties on Employee pursuant to Section 409A of the Code.  Employee hereby agrees that the Company may, without any further consent from Employee, make any and all such changes to the Agreement as may be necessary or appropriate to avoid the imposition of penalties on Employee pursuant to Section 409A of the Code, while not substantially reducing the aggregate value to Employee of the payments and benefits to, or otherwise adversely affecting the rights of, Employee under the Agreement.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its authorized officers and Employee has executed this Agreement as of the day and year first above written.

STANDEX INTERNATIONAL CORPORATION

/s/ Roger L. Fix

/s/ John Abbott

By:

____________________________________

_______________________________

Roger L. Fix

John Abbott

Its:

President/CEO